Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces First Quarter 2017 Results

First Quarter 2017 Highlights

•	Net sales of $870 million and net loss of $42 million

•	Segment EBITDA of $95 million, a decrease of 11% compared with the prior year period when adjusting for dispositions.

•	LTM Adjusted EBITDA of $418 million

•	Ongoing growth in the global formaldehyde business as recently-completed strategic investments contributed $4 million of EBITDA in the first quarter of 2017

•	Recently completed an amendment to our asset-based revolving credit facility (“ABL Facility”) and a refinancing of our 8.875% Senior Secured Notes due 2018 (“1.5 Lien Notes”)

•	Total liquidity as of March 31, 2017 of $362 million

COLUMBUS, Ohio - (May 4, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the first quarter ended March 31, 2017.
“Demand for our specialty products remained strong with overall Hexion sales and volumes gains of 6% and 8%, respectively, compared to the prior year and adjusted for our recent divestitures,” said Craig O. Morrison, Chairman, President and CEO. “While the lead lag impact of higher raw materials negatively impacted the first quarter by $5 million, we experienced strong momentum in our Forest Products Resins segment, which was able to partially offset raw material headwinds and softening market conditions in our specialty epoxy business. We expect improvement in our specialty epoxy business in the second half of 2017 as demand increases.”
Mr. Morrison added: “We also posted improved year-over-year EBITDA results in our oilfield proppants and base epoxy resins businesses, while our recently-completed formaldehyde plants contributed $4 million in EBITDA in the first quarter of 2017. In addition, we continue to execute our strategic growth program, such as our recently announced new European Technology Center focused on the ongoing development of innovative auto composite applications. Finally, while our strong volumes and seasonal net working capital build impacted our liquidity at quarter-end, in aggregate, we expect to be free cash flow positive for the remainder of the year.”

First Quarter 2017 Results

Net Sales. Net sales for the quarter ended March 31, 2017 were $870 million, a decrease of 4% compared with $909 million in the prior year period. The decline in reported net sales was primarily driven by the impact of recent divestitures. Net sales increased 6% when adjusting for recent divestitures reflecting broad-based volume gains throughout the product portfolio.

Segment EBITDA. Segment EBITDA for the quarter ended March 31, 2017 was $95 million, a decrease of 22% compared with $122 million in the prior year period. Segment EBITDA in the first quarter of 2017 decreased by $12 million, or 11%, when adjusted for divestitures. First quarter 2017 results were driven by growth in our Versatic™ Acids and Derivatives and global forest product businesses, as well as improvements in base epoxy resins and oilfield proppants, which was offset by a year-over-year decline in the specialty epoxy resins business driven by temporary destocking in our Asian-based wind energy business and the negative impact from raw material inflation. In addition, the Company benefited from insurance proceeds in the prior year period related to its Versatic™ Acids and Derivatives business that did not reoccur in the first quarter of 2017.

Global Restructuring Programs

In mid-2016, the Company completed the closure of its Norco, Louisiana facility and began sourcing epichlorohydrin under long-term external supply agreements. In total, the Company expects to achieve $20 million of annualized savings from this strategic initiative and had realized $18 million in savings as of March 31, 2017.

In addition to the Norco closure, the Company has $13 million of incremental, in-process cost savings related to manufacturing cost reductions and $5 million in selling, general and administrative cost savings. As of March 31, 2017, Hexion had $20 million of total in-process cost savings, the majority of which it expects to be achieved in 2017.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2017 and 2016. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended March 31,
(In millions)	2017	2016
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$492	$575
Forest Products Resins	378	334
Total Net Sales	870	909
Adjustment for dispositions (2)	—	(87)
Adjusted Net Sales	$870	$822

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$52	$83
Forest Products Resins	61	56
Corporate and Other	(18)	(17)
Total Segment EBITDA	$95	$122
Adjustment for dispositions (2)	—	(15)
Adjusted Segment EBITDA	$95	$107
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

Liquidity and Capital Resources

At March 31, 2017, Hexion had total debt of approximately $3.6 billion compared to $3.5 billion at December 31, 2016. In addition, at March 31, 2017, the Company had $362 million in liquidity comprised of $107 million of unrestricted cash and cash equivalents, $235 million of borrowings available under the ABL Facility and $20 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

In February 2017, Hexion issued $485 million aggregate principal amount of 10.375% First-Priority Senior Secured Notes due 2022 and $225 million aggregate principal amount of 13.75% Senior Secured Notes due 2022 (the “New Senior Secured Notes”) (collectively, the “Senior Notes Offering”). In March 2017, proceeds from the Senior Notes Offering, along with cash from Hexion’s balance sheet, were used to redeem the outstanding 1.5 Lien Notes. In addition, in connection with the Senior Notes Offering, the Company received extended revolving facility commitments under the ABL Facility in aggregate principal amount of $350 million with a maturity in December 2021 and reduced the size of the ABL Facility from $400 million to $350 million.

Earnings Call

Hexion will host a teleconference to discuss First Quarter 2017 results on Thursday, May 4, 2017, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 5535885

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on May 4, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 5535885. A replay also will be available through the Investor Relations section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At March 31, 2017, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2017	2016
Net sales	$870	$909
Cost of sales (1)	737	802
Gross profit	133	107
Selling, general and administrative expense	77	84
Business realignment costs	7	3
Other operating (income) expense, net	(6)	3
Operating income	55	17
Interest expense, net	83	79
Loss (gain) on extinguishment of debt	3	(23)
Other non-operating expense, net	4	2
Loss before income tax and earnings from unconsolidated entities	(35)	(41)
Income tax expense	8	7
Loss before earnings from unconsolidated entities	(43)	(48)
Earnings from unconsolidated entities, net of taxes	1	4
Net loss	$(42)	$(44)

(1)	Cost of sales for the three months ended March 31, 2016 includes $46 of accelerated depreciation related to a planned facility rationalization within our Epoxy, Phenolic and Coatings Resins segment.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $17, respectively)	$123	$196
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	481	390
Inventories:
Finished and in-process goods	221	199
Raw materials and supplies	105	88
Other current assets	47	45
Total current assets	977	918
Investment in unconsolidated entities	19	18
Deferred income taxes	11	10
Other long-term assets	47	43
Property and equipment:
Land	81	79
Buildings	274	273
Machinery and equipment	2,303	2,353
	2,658	2,705
Less accumulated depreciation	(1,760)	(1,812)
	898	893
Goodwill	122	121
Other intangible assets, net	49	52
Total assets	$2,123	$2,055
Liabilities and Deficit
Current liabilities:
Accounts payable	$374	$368
Debt payable within one year	118	107
Interest payable	98	70
Income taxes payable	15	13
Accrued payroll and incentive compensation	60	55
Other current liabilities	137	159
Total current liabilities	802	772
Long-term liabilities:
Long-term debt	3,470	3,397
Long-term pension and post employment benefit obligations	247	246
Deferred income taxes	13	13
Other long-term liabilities	166	166
Total liabilities	4,698	4,594
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2017 and December 31, 2016	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(33)	(39)
Accumulated deficit	(2,772)	(2,730)
Total Hexion Inc. shareholder’s deficit	(2,574)	(2,538)
Noncontrolling interest	(1)	(1)
Total deficit	(2,575)	(2,539)
Total liabilities and deficit	$2,123	$2,055

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2017	2016
Cash flows used in operating activities
Net loss	$(42)	$(44)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28	35
Accelerated depreciation	—	46
Deferred tax expense	—	2
(Gain) loss on sale of assets	(3)	1
Amortization of deferred financing fees	4	4
Loss (gain) on extinguishment of debt	3	(23)
Unrealized foreign currency losses (gains)	4	(29)
Other non-cash adjustments	(1)	(5)
Net change in assets and liabilities:
Accounts receivable	(91)	(73)
Inventories	(37)	(32)
Accounts payable	12	(31)
Income taxes payable	7	(3)
Other assets, current and non-current	(2)	1
Other liabilities, current and long-term	—	50
Net cash used in operating activities	(118)	(101)
Cash flows used in investing activities
Capital expenditures	(30)	(27)
Proceeds from sale of assets, net	4	—
Change in restricted cash	1	(3)
Net cash used in investing activities	(25)	(30)
Cash flows provided by financing activities
Net short-term debt borrowings (repayments)	11	(13)
Borrowings of long-term debt	871	126
Repayments of long-term debt	(791)	(103)
Long-term debt and credit facility financing fees paid	(22)	—
Net cash provided by financing activities	69	10
Effect of exchange rates on cash and cash equivalents	2	2
Change in cash and cash equivalents	(72)	(119)
Cash and cash equivalents (unrestricted) at beginning of period	179	228
Cash and cash equivalents (unrestricted) at end of period	$107	$109
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$52	$59
Income taxes, net	3	9

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended March 31,
	2017	2016
Reconciliation:
Net loss	$(42)	$(44)
Income tax expense	8	7
Interest expense, net	83	79
Depreciation and amortization	28	35
Accelerated depreciation	—	46
EBITDA	$77	$123
Items not included in Segment EBITDA:
Business realignment costs	7	3
Realized and unrealized foreign currency (gains) losses	(1)	2
Loss (gain) on extinguishment of debt	3	(23)
Other	9	17
Total adjustments	18	(1)
Segment EBITDA	$95	$122

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$52	$83
Forest Products Resins	61	56
Corporate and Other	(18)	(17)
Total	$95	$122
Adjustment for dispositions (1)	—	(15)
Adjusted Segment EBITDA	$95	$107
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

March 31, 2017
LTM Period
Net loss	$(37)
Income tax expense	38
Interest expense, net	314
Depreciation and amortization	125
Accelerated depreciation	83
EBITDA	523
Adjustments to EBITDA:
Business realignment costs (1)	59
Realized and unrealized foreign currency gains	(14)
Gain on dispositions	(240)
Gain on extinguishment of debt	(22)
Unrealized loss on pension and postretirement benefits (2)	34
Other (3)	71
Cost reduction programs savings (4)	20
Adjustment for PAC disposition (5)	(13)
Adjusted EBITDA	$418
Pro forma fixed charges (6)	$300
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.39

(1)
Primarily represents costs related to the planned facility rationalization within the Epoxy, Phenolic and Coating Resins segment, as well as headcount reduction expenses and plant rationalization costs related to cost reduction programs, termination costs, and other costs associated with business realignments.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses and management fees.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the PAC disposition, which occurred during the second quarter of 2016.

(6)	Reflects pro forma interest expense based on interest rates at March 31, 2017, as if the 2017 Refinancing Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2017, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $235 at March 31, 2017).